EARNINGS RELEASE
SI FINANCIAL GROUP, INC. REPORTS RESULTS FOR THE THREE MONTHS ENDED MARCH 31, 2017

Willimantic, Connecticut — April 26, 2017. SI Financial Group, Inc. (the “Company”) (NASDAQ Global Market: SIFI), the holding company of Savings Institute Bank and Trust Company (the “Bank”), reported net income of $1.7 million, or $0.14 diluted earnings per share, for the quarter ended March 31, 2017 versus $1.5 million, or $0.13 diluted earnings per share, for the quarter ended March 31, 2016.

Net interest income increased $324,000 to $10.5 million for the quarter ended March 31, 2017 compared to $10.2 million for the quarter ended March 31, 2016, primarily as a result of increases in the average balance of loans and the average yield earned on loans and other interest-earning assets, partially offset by increases in the average balance of deposits and the average rate paid on deposits and borrowings. The average balance of borrowings decreased for the three months ended March 31, 2017 compared to the same quarter in 2016. The increased yield and rate paid reflects the higher interest rate environment.

The provision for loan losses decreased $151,000 for the first quarter of 2017 compared to the same period in 2016, primarily due to reductions in nonperforming loans and net loan charge-offs. At March 31, 2017, nonperforming loans decreased to $5.0 million compared to $6.8 million at March 31, 2016, resulting from decreases in a nonperforming accruing loan past due 90 days or more of $1.5 million guaranteed by the U.S. government and nonperforming multi-family and commercial real estate loans of $933,000, offset by increases in nonperforming commercial business loans and residential real estate loans of $341,000 and $270,000, respectively. Net loan recoveries were $20,000 for the quarter ended March 31, 2017 compared to net loan charge-offs of $41,000 for the quarter ended March 31, 2016.

Noninterest income decreased $193,000 to $2.5 million for the quarter ended March 31, 2017 compared to $2.7 million for the same period in the prior year, partly due to a decrease in other noninterest income of $137,000 resulting from a profit distribution from our investment in a small business investment company during the same period in 2016. Fees earned from mortgage banking activities decreased $115,000 for the quarter ended March 31, 2017 versus the comparable period in 2016 as a result of decreases in the gains on loans sold and derivative loan contracts. Service fees increased $40,000 for the quarter ended March 31, 2017 due to higher overdraft charges. Wealth management fees increased $28,000 for the first quarter of 2017 compared to the same period in 2016 as a result of fees from the sale of fixed annuities.

Noninterest expenses increased $76,000 for the first quarter of 2017 compared to the same period in 2016, primarily due to fraudulent debit card transactions of $372,000. Outside professional services decreased $234,000 for the first quarter of 2017 compared to the same period in 2016 due to decreases in legal fees and consulting expenses related to the noncompete agreements from the merger with Newport Federal. Computer and electronic banking expenses decreased $88,000 for the first quarter of 2017 compared to the same period in 2016 as a result of a reconfiguration of the telecommunication infrastructure. Regulatory assessments decreased $78,000 for the first quarter of 2017 due to a lower FDIC assessment rate.

Total assets increased $42.0 million, or 2.7%, to $1.59 billion at March 31, 2017, principally due to increases of $19.0 million in net loans receivable, $14.1 million in cash and cash equivalents, $6.5 million in available for sale securities and $2.2 million in loans held for sale. The higher balance of net loans receivable reflects increases of $27.3 million in multi-family and commercial real estate loans, $8.3 million in other commercial business loans and $7.4 million in timeshare loans, offset by decreases of $12.1 million in construction loans and $9.6 million in SBA and USDA guaranteed loans. Commercial business, residential real estate and commercial real estate loan originations increased $10.8 million, $9.1 million and $4.2 million, respectively, during the first quarter of 2017 compared to the same period in 2016.

Total liabilities increased $40.7 million, or 2.9%, to $1.43 billion at March 31, 2017 compared to $1.39 billion at December 31, 2016, primarily due to an increase in deposits. Deposits increased $45.6 million, or 4.0%, which included increases in NOW and money market accounts of $27.9 million, certificates of deposit of $18.6 million and noninterest-bearing deposits of $1.5 million, offset by a decrease in savings accounts of $2.3 million. Deposit growth remained strong due to marketing and promotional initiatives and competitively-priced deposit products. Borrowings decreased $3.3 million from $226.0 million at December 31, 2016 to $222.7 million at March 31, 2017, resulting from repayments of Federal Home Loan Bank advances with funds from excess deposits.

Total shareholders' equity increased $1.3 million from $164.7 million at December 31, 2016 to $166.1 million at March 31, 2017. The increase in shareholders' equity was primarily attributable to net income of $1.7 million, partially offset by dividends paid of $593,000. At March 31, 2017, the Bank’s regulatory capital exceeded the amounts required for it to be considered “well-capitalized” under applicable regulatory capital guidelines.

“Earnings continue to trend positively as both loan and deposit growth remain strong. Branch and loan staff are actively involved in ongoing business development efforts as a result of improvements in local markets and consumer confidence,” commented Rheo A. Brouillard, President and Chief Executive Officer.

SI Financial Group, Inc. is the holding company for Savings Institute Bank and Trust Company. Established in 1842, Savings Institute Bank and Trust Company is a community-oriented financial institution headquartered in Willimantic, Connecticut. Through its twenty-four branch locations, the Bank offers a full-range of financial services to individuals, businesses and municipalities within its market area.

Forward-Looking Statements
This release contains “forward-looking statements” that are based on assumptions and may describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by the use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in market interest rates, regional and national economic conditions, legislative and regulatory changes, monetary and fiscal policies of the United States government, including policies of the United States Treasury and the Federal Reserve Board, the quality and composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, changes in the real estate market values in the Company’s market area and changes in relevant accounting principles and guidelines. For discussion of these and other risks that may cause actual results to differ from expectations, refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, including the section entitled “Risk Factors,” and subsequent Quarterly Reports on Form 10-Q filed with the SEC. These risks and uncertainties should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, the Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

SELECTED FINANCIAL CONDITION DATA:

	March 31,	December 31,
(In Thousands / Unaudited)	2017	2016

ASSETS
Noninterest-bearing cash and due from banks	$14,585	$18,225
Interest-bearing cash and cash equivalents	72,667	54,961
Securities	181,684	175,153
Loans held for sale	3,604	1,393
Loans receivable, net	1,239,310	1,220,323
Bank-owned life insurance	21,423	21,293
Premises and equipment, net	20,109	19,884
Intangible assets	17,344	17,494
Deferred tax asset	9,564	9,658
Other real estate owned, net	1,320	1,466
Other assets	11,286	11,040
Total assets	$1,592,896	$1,550,890

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Deposits	$1,176,303	$1,130,685
Borrowings	222,680	226,007
Other liabilities	27,849	29,471
Total liabilities	1,426,832	1,386,163

Shareholders' equity	166,064	164,727
Total liabilities and shareholders' equity	$1,592,896	$1,550,890

SELECTED OPERATING DATA:

	Three Months Ended
	March 31,
(In Thousands / Unaudited)	2017	2016

Interest and dividend income	$13,202	$12,642
Interest expense	2,704	2,468
Net interest income	10,498	10,174

Provision for loan losses	160	311
Net interest income after provision for loan losses	10,338	9,863

Noninterest income	2,509	2,702
Noninterest expenses	10,342	10,266
Income before income taxes	2,505	2,299

Income tax provision	786	758
Net income	$1,719	$1,541

SELECTED OPERATING DATA - Concluded:

	Three Months Ended
	March 31,
(Unaudited)	2017	2016

Earnings per share:
Basic	$0.15	$0.13
Diluted	$0.14	$0.13

Weighted average shares outstanding:
Basic	11,828,136	11,788,965
Diluted	11,915,189	11,848,924

SELECTED FINANCIAL RATIOS:

	At or For the
	Three Months Ended
	March 31,
(Dollars in Thousands, Except per Share Data / Unaudited)	2017	2016

Selected Performance Ratios: (1)
Return on average assets	0.44%	0.41%
Return on average equity	4.18	3.96
Interest rate spread	2.70	2.75
Net interest margin	2.89	2.91
Efficiency ratio (2)	79.51	79.73

Asset Quality Ratios:
Allowance for loan losses	$12,000	$10,133
Allowance for loan losses as a percent of total loans (3)	0.96%	0.87%
Allowance for loan losses as a percent of nonperforming loans	239.57	149.87
Nonperforming loans	$5,009	$6,761
Nonperforming loans as a percent of total loans (3)	0.40%	0.58%
Nonperforming assets (4)	$6,329	$7,809
Nonperforming assets as a percent of total assets	0.40%	0.52%

Per Share Data:
Book value per share	$13.61	$12.83
Less: Intangible assets per share(5)	(1.42)	(1.47)
Tangible book value per share (5)	12.19	11.36
Dividends declared per share	$0.05	$0.04

(1) Quarterly ratios have been annualized.
(2) Represents noninterest expenses divided by the sum of net interest and noninterest income.
(3) Total loans exclude deferred fees and costs.
(4) Nonperforming assets consist of nonperforming loans and other real estate owned.
(5) Tangible book value per share equals book value per share less the effect of intangible assets, which consisted of goodwill and other intangibles of $17.3 million and $17.9 million at March 31, 2017 and 2016, respectively.

CONTACT:
Catherine Pomerleau, Executive Assistant/Investor Relations Administrator
Email: investorrelations@banksi.com
(860) 456-6514